Exhibit 99.1
Media contact: media-relations@its.jnj.com	Investor contact: investor-relations@its.jnj.com

FOR IMMEDIATE RELEASE

Johnson & Johnson Elects John Morikis, Retired Chairman, President and Chief Executive Officer of The Sherwin-Williams Company, to its Board of Directors

New Brunswick, New Jersey (September 8, 2025) – Johnson & Johnson (NYSE: JNJ) announced today that John Morikis, retired Chairman, President and Chief Executive Officer of The Sherwin-Williams Company, has been elected to its Board of Directors.
“We are pleased to welcome John to our Company’s Board of Directors,” said Joaquin Duato, Chairman and Chief Executive Officer, Johnson & Johnson. “He is a proven leader of a large multinational organization who possesses a strong understanding of global markets and complex supply chains. His unique perspective and ability to harness technology to drive innovation will be an incredible asset to Johnson & Johnson as we continue to deliver the next generation of healthcare innovation for patients.”
“I’ve long admired Johnson & Johnson for its innovation, leadership in healthcare and commitment to patients around the world,” said John Morikis. “I’m honored to join Johnson & Johnson’s Board and look forward to working with management and fellow directors to support the Company’s long-term strategy of delivering breakthrough treatments to patients and creating value for shareholders.”
About John Morikis
Mr. Morikis is the retired Executive Chairman, President and Chief Executive Officer of The Sherwin-Williams Company, a global leader in the manufacture, development distribution and sale of paint, coatings, and related products.
He joined Sherwin-Williams in 1984 as a management trainee in the Paint Stores Group. Over the next four decades, he advanced through key leadership roles, including Division President and Group President. From 2006 to 2016, Mr. Morikis served as President and Chief Operating Officer before being appointed Chief Executive Officer, a position he held for eight years.
As CEO, Mr. Morikis led Sherwin-Williams through a strategic transformation that strengthened its market leadership and positioned the company for long-term success. He spearheaded a company-wide overhaul to differentiate Sherwin-Williams from industry commoditization by emphasizing world class talent, breakthrough innovation, customer-driven solutions, and a focus on value-added products and services. Under his leadership, the company expanded its global presence to 123 countries, optimized its supply chain, and invested in technology to enhance the customer experience and operational efficiency. These efforts reinforced Sherwin-Williams’ competitive edge, culminating in its inclusion in the Dow Jones Industrial Average and further solidifying its status as a global industry leader.
Mr. Morikis currently serves on the Board of Directors of United Parcel Service, Inc., General Mills, Inc. and Whirlpool Corporation and as Chairman of the Board of Directors for University Hospitals Health System, Inc.
He earned bachelor’s degrees in Business Administration and Psychology from Saint Joseph’s College in Rensselaer, Indiana, and a master’s degree in Business from National Louis University in Evanston, Illinois.
About Johnson & Johnson
At Johnson & Johnson, we believe health is everything. Our strength in healthcare innovation empowers us to build a world where complex diseases are prevented, treated, and cured, where treatments are smarter and less invasive, and solutions are personal. Through our expertise in Innovative Medicine and MedTech, we are uniquely positioned to innovate across the full spectrum of healthcare solutions today to deliver the breakthroughs of tomorrow, and profoundly impact health for humanity. Learn more at https://www.jnj.com/.